Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares (including the Class A ordinary shares represented by ADSs), par value of $0.00001 per share, and Class B ordinary shares, par value of $0.00001 per share, of Bright Scholar Education Holdings Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 31, 2018.

[Signature page to follow]

EXCELLENCE EDUCATION INVESTMENT LIMITED		TMF TRUST (HK) LIMITED

By:	/s/ Meirong Yang	By:	/s/ Kin Wai Choa, Shu Lan Lam
Name:	Meirong Yang	Name:	Kin Wai Choa, Shu Lan Lam
Title:	Director	Title:	Authorized Signatories

ULTIMATE WISE GROUP LIMITED		MEIRONG YANG

By:	/s/ Huiyan Yang	By:	/s/ Meirong Yang
Name:	Huiyan Yang
Title:	Director

NOBLE PRIDE GLOBAL LIMITED

By:	/s/ Chi Fai Yeu
Name:	Chi Fai Yeu
Title:	Authorized Signatory of S.B. Vanwall Ltd, the Sole Director of Noble Pride Global Limited

YEUNG FAMILY TRUST V

By:	/s/ Kin Wai Choa, Shu Lan Lam
Name:	Kin Wai Choa, Shu Lan Lam
Title:	Authorized Signatories of TMF Trust (HK) Limited, the trustee of Yeung Family Trust V